As filed with the Securities and Exchange Commission on
                    June 27, 1996
                              Registration No. 33-





             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                     ___________________

                          FORM S-8
                   REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933
                     ___________________

                   DOLE FOOD COMPANY, INC.
   (Exact name of registrant as specified in its charter)
                     ___________________

     Hawaii                                99-0035300
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)         Identification No.)

  31365 Oak Crest Drive, Westlake Village, California 91361
          (Address of principal executive offices)

            DOLE FOOD COMPANY, INC. NON-EMPLOYEE
     DIRECTORS DEFERRED STOCK AND CASH COMPENSATION PLAN
                  (Full title of the plan)

                       ______________

                  J. Brett Tibbitts, Esq.
                     Vice President -
                  Corporate General Counsel

                   Dole Food Company, Inc.
  31365 Oak Crest Drive, Westlake Village, California 91361
           (Name and address of agent for service)

                     ___________________

Telephone number, including area code, of agent for service:
(818) 879-6600
                     ___________________

                          Copy to:
                    Diana L. Walker, Esq.
                    O'Melveny & Myers LLP
              400 South Hope Street, Suite 1500
               Los Angeles, California  90071

               CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------


                               Proposed    Proposed
                               maximum     maximum
Title of           Amount      offering    aggregate   Amount of
securities         to be       price       offering    registration
to be registered   registered  per unit    price       fee
- --------------------------------------------------------------------

Common Stock, no   100,000(1)  $41.938(2) $4,193,800(2) $1,446.14(2)
par value          shares
- --------------------------------------------------------------------

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416, an additional indeterminate number of shares which by reason of certain events specified in the Plan may become subject to the Plan.

(2) Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on June 24, 1996 as reported on the New York Stock Exchange and published in the Western Edition of the Wall Street Journal.

(3) The Exhibit Index included in this Registration Statement is at page 8.

                           PART I

                 INFORMATION REQUIRED IN THE
                  SECTION 10(a) PROSPECTUS


       The documents containing the information specified in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act").

                           PART II

                 INFORMATION REQUIRED IN THE
                   REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents of Dole Food Company, Inc. (the
"Company") filed with the Securities and Exchange Commission are incorporated herein by reference:

  (a)  the Company's Annual Report on Form 10-K for the
       Company's fiscal year ended December 30, 1995;

  (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 23, 1996; and

  (c) the description of the Company's Common Stock contained in the registration statement (and past and future amendments thereto) for the Common Stock filed under Section 12 of the Securities Exchange Act of
       1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.


ITEM 4.     DESCRIPTION OF SECURITIES

       The Company's Common Stock, no par value per share, (the "Common Stock") is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.


ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

       Not Applicable.


ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Hawaii makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 415-5 of the
Hawaii Business Corporation Act, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to criminal actions, had no reason to believe the conduct was unlawful.

       The Company has adopted provisions in its Articles of Incorporation which limit the liability of its directors and officers to the fullest extent permitted by Hawaii law. The Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes any judgments, fines, amounts paid in settlement or expenses incurred by a director or officer, including judgments related to punitive damage claims provided such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the Company. The Company may also advance expenses to its directors and officers relating to such claims. The Company intends to purchase and maintain insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Articles of Incorporation.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

       Not applicable.


ITEM 8.     EXHIBITS

       See the attached Exhibit Index.


ITEM 9.     UNDERTAKINGS

  (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)      To include any prospectus
            required by Section 10(a)(3) of the Securities
            Act;

                     (ii)      To reflect in the prospectus
            any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                     (iii)     To include any material
            information with respect to the plan of
            distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and
  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 26, 1996.

                          DOLE FOOD COMPANY, INC.




                          By: _/s/_David H. Murdock___
                               David H. Murdock

                          Its: Chairman of the Board and
                               Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  SIGNATURE                 TITLE                          DATE



_/s/_David H. Murdock___    Chairman of the Board,         June 26, 1996
  David H. Murdock          Chief Executive Officer
                            and Director
                            (Director and Principal
                            Executive Officer)



_/s/_David A. DeLorenzo__   President,                     June 26, 1996
  David A. DeLorenzo        Chief Operating Officer
                            and Director
                            (Director)



_/s/_Michael S. Karsner__   Senior Vice President and      June 26, 1996
  Michael S. Karsner        Chief Financial Officer
                            (Principal Financial Officer)



_/s/_Patricia A. McKay__    Vice President- Finance        June 26, 1996
  Patricia A. McKay         and Controller
                            (Principal Accounting Officer)




_/s/_Elaine L. Chao____     Director                       June 26, 1996
  Elaine L. Chao


_/s/_Mike Curb_________     Director                       June 26, 1996
  Mike Curb


_/s/_Richard M. Ferry__     Director                       June 26, 1996
  Richard M. Ferry


_/s/_James F. Gary_____     Director                       June 26, 1996
  James F. Gary


_/s/_Zoltan Merszei____     Director                       June 26, 1996
  Zoltan Merszei

                        EXHIBIT INDEX


Exhibit                                                 Sequentially
Number    Description                                   Numbered Page


4.1       Dole Food Company, Inc.
          Non-Employee Directors
          Deferred Stock and Cash Compensation Plan.           9


5.        Opinion of Goodsill Anderson Quinn & Stifel
          (opinion re legality).                              24

23.1      Consent of Independent Public
          Accountants.                                        25


23.2      Consent of Counsel (included in
          Exhibit 5).